Exhibit 10(b)

[Alcoa logo]

April 2, 2012

Ms. Audrey Strauss

Dear Audrey,

On behalf of Alcoa, I am pleased to confirm the offer we discussed for you to join Alcoa as EVP, Chief Legal Officer. You will also hold the additional titles of Compliance Officer and Corporate Secretary. Reporting to Klaus Kleinfeld, Chairman and CEO, you will be based in New York, NY. The total compensation package includes annual targeted cash, as well as substantial additional long-term compensation opportunities as specified below:

•	Annual salary of $565,000, paid on a monthly basis. Your salary shall not be decreased without your express written consent.

•	Annual opportunity for variable compensation of 100% of base salary if targets are met. The maximum opportunity for exceptional performance is 200% of base salary.

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You will be eligible for an annual equity award as part of the normal grant cycle starting in January, 2013. The guideline for your first year grant will be $1,500,000, subject to the provisions of the plan at the time of grant. As a reference, in 2012, 80% of equity was granted as performance-based restricted stock units and 20% was granted as stock options. The design of the program is reviewed each year and is subject to change.

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You will receive a special one-time sign-on cash bonus of $1,500,000, less any applicable tax withholding, payable as soon as administratively feasible after your start date. Should you voluntarily terminate your employment with Alcoa for any reason within three years of receipt of this payment you agree to reimburse Alcoa pro-rata for the time after your date of termination not worked within three years of hire.

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You will be eligible to participate in all Alcoa U.S. employee benefit plans including medical, life insurance, and disability, offered to executives at your level. Details of these plans will be sent to you separately.

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You will be eligible to participate in Alcoa’s retirement programs, will receive Alcoa contributions for your retirement, and will be eligible to retire under such plans (including the Alcoa Retirement Savings Plan) and on retirement receive benefits per plan provisions. Currently these retirement programs are:

•	Annually, 3% Employee Retirement Income Contribution (ERIC) of your base pay and annual incentive

•	A 401(k) savings plan: The company currently matches your savings dollar-for-dollar up to 6% of your base pay

Audrey Strauss

April, 2012

•	401(k) company matching contributions and ERIC on any pay in excess of the IRS earnings cap, currently $250,000 in 2012, will be made to the Deferred Compensation Plan.

•	You will be eligible for four weeks of vacation per year.

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Consistent with Alcoa’s efforts to align the company’s senior leadership with the interests of Alcoa shareholders, the Board of Directors has adopted guidelines on share ownership for senior Alcoa executives. The stock ownership guideline for executives at your level is currently 3 times base salary. Until stock ownership requirements are met, each executive is required to retain 50% of shares acquired upon vesting of restricted/performance shares or upon exercise of stock options, after deducting those used to pay for applicable taxes or the exercise price.

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Alcoa will pay to your legal counsel the reasonable costs associated with the fees and disbursements for legal counsel on your behalf associated with the negotiation of your employment agreement and related documents with Alcoa Inc., provided such amount shall not exceed $25,000.

This offer is contingent upon the following conditions:

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Having a medical examination to determine if you can perform the essential functions of this position with reasonable accommodations. If you have a medical problem that you think might affect your work, let us know immediately so we can give your case special attention. Included in the medical examination will be a drug screen. You will need to present a photo ID at the time of your medical examination.

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Providing authorization and release for Alcoa to conduct a background screen to procure a consumer report and/or investigative consumer report on you that shall be valid for subsequent consumer and/or investigative consumer reports during your period of employment with Alcoa for the purposes of investigating any incidents of workplace misconduct or criminal activity for which you are alleged to have been involved during your employment.

•	Providing us with documentation in the original form establishing both your identity and your employment eligibility as required by the U.S. Department of Justice.

•	Signing the attached Employment Agreement.

•	Signing the attached Executive Severance Agreement.

As we’ve discussed, we believe that you have the ideal qualifications to make a significant contribution to the success of our company. To accept our offer, please sign and date the bottom of this letter and return it to me. If you have any questions please feel free to call me. I look forward to receiving your signed letter and to working with you to achieve our goals. In anticipation of your positive reply, Audrey, welcome to Alcoa!

Best regards,

/s/ John D. Bergen
John D. Bergen

Audrey Strauss

April, 2012

Jack Bergen, VP Human Resources

Alcoa Inc.

cc: Klaus Kleinfeld, Chairman and CEO

Attachment

I, Audrey Strauss, am pleased to accept your offer of employment dated April 2, 2012 for the position of EVP, Chief Legal and Compliance Officer and Corporate Secretary, on the terms detailed in the offer letter. Attached please find my signed Employment and Severance agreements.

I would like my start date with Alcoa to be: May 1, 2012

Accepted by:	Date:

/s/ Audrey Strauss	April 3, 2012
Audrey Strauss